UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2014

Foundation Healthcare, Inc.

(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 N. Portland Avenue, Suite 200

Oklahoma City, Oklahoma 73134

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 18, 2014, with an effective date of April 30, 2014, our subsidiaries, SDC Holdings LLC and ApothecaryRx LLC (collectively the “Borrowers”), Foundation Healthcare, Inc. (f/k/a/ Graymark Healthcare, Inc., the “Company”, “Foundation” or “we”) and Mr. Stanton Nelson (the “Guarantor” and our Chief Executive Officer) entered into a Second Amendment to Second Amended and Restated Loan Agreement (the “Loan Agreement”) and the Borrowers issued a Third Amended and Restated Promissory Note (the “Note”) in favor of Arvest Bank in the amount of $9,704,460. We, Borrowers and Guarantor previously entered into the Second Amended and Restated Loan Agreement effective July 22, 2013, as amended by the First Amendment to Second Amended and Restated Loan Agreement dated December 31, 2013 (the “Prior Agreement”). Under the Prior Agreement, we and Borrowers were indebted to Arvest Bank under the Amended and Restated Promissory Note, in the original principal amount of $10,691,262 dated July 22, 2013 (the “Prior Notes”). We, Arvest Bank, the Borrowers and the Guarantor have agreed to restructure the loan evidenced by the Prior Notes and the Prior Agreement.

Upon execution of the Note, we paid Arvest Bank $210,162 in consideration of the following: (a) $49,062 in interest on the Note, (b) $150,000 to be applied to the principal balance of the Note, and (c) fees and expense reimbursements payable to Arvest Bank of $11,100.

The Note is collateralized by substantially all of the assets of the Borrowers and the personal guaranty of the Guarantor which is limited to $2,919,000. The note bears interest at the greater of the prime rate or 6.0% and provided the Borrowers are not in default, the Borrowers are required to make monthly payments of interest only. The entire unpaid principle balance and all accrued and unpaid interest thereon will be due and payable on June 30, 2014. Additionally, the Note is subject to certain financial covenants including a debt service coverage ratio (“DSR”) covenant of not less than 1.25 to 1. Arvest Bank has waived the DSR and other financial covenant requirements through June 30, 2014, which is the maturity date of the Note.

On July 22, 2013, we purchased a $6,000,000 participation in the Prior Note from Arvest Bank in exchange for 13,333,333 shares of the Company’s common stock. The Company purchased the participation in the last $6,000,000 of the principal amount due under the Arvest credit facility. The Company’s participation in the note is eliminated against the Note.

A copy of the Loan Agreement and Note are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The foregoing summary of the Loan Agreement and Note are qualified in its entirety by reference to the exhibits filed herewith.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Bonus Incentive Plan

On June 14, 2014, our Compensation Committee adopted, pursuant to our 2008 Long-Term Incentive Plan, the 2014 Bonus Incentive Plan For Executive Officers (the “2014 Bonus Plan”). The 2014 Bonus Plan sets performance-oriented incentive awards to motivate our executive officers. Under the 2014 Bonus Plan, our executive officers are eligible to receive a bonus based on the achievement of certain financial and other objectives during fiscal year 2014. Such bonuses may be paid in cash, shares of our common stock or a combination of both, as determined by the Compensation Committee. The executive officers eligible for participation in the 2014 Bonus Plan are (1) Chairman of the Board, (2) Advisor to the Chairman, and (3) Chief Executive Officer (the “Participants”). The Compensation Committee may add additional executive officers as Participants. The Compensation Committee set the following objectives under the 2014 Bonus Plan: (1) achieve 2014 EBITDA equal to or greater than the EBITDA Target, (2) satisfactory refinancing of the Company’s debt into a long-term facility, (3) creation and adherence to a 3-5 year strategic and operating plan, (4) staffing stability, including the hiring of a permanent CFO, and (5) average overall patient satisfaction for 2014 equals or exceeds 95% for the Company’s hospitals, ASCs and other healthcare facilities, as consistently determined and as presented in periodic clinical updates to the Board (the “Objectives”). The weighing for each Objective is 12.5% except for Objective No. 1 which has a 50% weighting. In addition, for Objective No. 1 only, (A) if actual EBITDA is equal to or greater than the EBITDA Target, 100% of such Objective is earned, (B) if actual EBITDA is equal to or greater than 90% of the EBITDA Target, 50% of such Objective is earned, and (C) if actual EBITDA less than 90% of the EBITDA Target, such Objective is not earned. For each Participant, the Compensation Committee established a performance target as a percentage of such Participant’s base salary.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Second Amended and Restated Loan Agreement, dated April 30, 2013, among SDC Holdings, LLC, ApothecaryRx, LLC, Graymark Healthcare, Inc., Stanton M. Nelson, and Arvest Bank.

10.2	Third Amended and Restated Promissory Note, dated April 30, 2013, among SDC Holdings, LLC and ApothecaryRx, LLC in favor of Arvest Bank.

10.3	Foundation Healthcare, Inc. 2014 Bonus Incentive Plan for Executive Officers[1]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	FOUNDATION HEALTHCARE, INC.

Date: June 19, 2014	By:	/s/ STANTON NELSON
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Second Amendment to Second Amended and Restated Loan Agreement, dated April 30, 2013, among SDC Holdings, LLC, ApothecaryRx, LLC, Graymark Healthcare, Inc., Stanton M. Nelson, and Arvest Bank.

10.2	Third Amended and Restated Promissory Note, dated April 30, 2013, among SDC Holdings, LLC and ApothecaryRx, LLC in favor of Arvest Bank.

10.3	Foundation Healthcare, Inc. 2014 Bonus Incentive Plan for Executive Officers